Exhibit (11) under N-1A
                                   Exhibit 23 under Item 601/Reg SK


            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions `Financial Highlights''and "Independent Auditors" and to the use of our report dated March 14, 1997, in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A Number 33-55034) and the related Prospectuses of MONEY MARKET OBLIGATIONS TRUST II, formerly a Portfolio of Lehman Brothers Institutional Funds Group Trust (comprising respectively, Prime Value Obligations Fund, Prime Cash Obligations Fund, and Municipal Obligations Fund, formerly Prime Value Money Market Fund, Prime Money Market Fund and Municipal Money Market Fund, respectively) dated March 31, 1997.



By:/s/ERNST & YOUNG LLP
   Ernst & Young LLP
Pittsburgh, Pennsylvania
March 24, 1997